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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/X/  Preliminary proxy statement

/ /  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              CONSOLIDATED STORES

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                              CONSOLIDATED STORES

                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:
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                                        1105 North Market Street
          LOGO                          Suite 1300
                                        P.O. Box 8985
                                        Wilmington, Delaware 19899


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 1994

     Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Stores Corporation will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, June 7, 1994, at 3:00 P.M., local time, for the following purposes:

     1. To elect nine directors of the Company.

     2. To approve the amendment of the Consolidated Stores Corporation Bylaws establishing three classes of directors.

     3. To approve the adoption of the Consolidated Stores Corporation 1994 Key Executive Incentive Compensation Plan.

     4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 26, 1994 are entitled to notice of and to vote at said meeting or any adjournment thereof.

     IN ADDITION, THE STOCKHOLDERS ARE INVITED TO ATTEND THE RIBBON-CUTTING CEREMONY FOR THE OPENING OF THE EXPANSION OF THE COMPANY'S DISTRIBUTION CENTER LOCATED AT THE SAME ADDRESS, WHICH IS SCHEDULED TO BEGIN PROMPTLY AT 2:30 P.M. Instructions concerning the ribbon-cutting ceremony will be provided to stockholders upon their arrival on the day of the event.

     By order of the Board of Directors.

May 9, 1994

                                            ALBERT J. BELL,
                                            SENIOR VICE PRESIDENT, GENERAL
                                            COUNSEL
                                            AND SECRETARY
                                ---------------



     STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                        1105 North Market Street
        LOGO                            Suite 1300
                                        P.O. Box 8985
                                        Wilmington, Delaware 19899

                                ---------------

                                PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Consolidated Stores Corporation, a Delaware corporation (the "Company"), to be held on June 7, 1994. The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to stockholders for the fiscal year ended January 29, 1994, are first being mailed to stockholders on or about May 9, 1994.

     The close of business on April 26, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 46,601,463 shares of Common Stock, $.01 par value per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote. The holders of Common Stock have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Bylaws of the Company pursuant to the General Corporation Law of the State of Delaware. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. For purposes of Proposals Two and Three, a majority of shares present and voting must be cast in favor of the respective proposal for it to be approved. In the case of any of the three proposals, Broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted with respect to Proposal One, and will not be calculated in the tabulation. In the case of Proposals Two and Three, abstentions will be treated as votes cast against the respective proposal. Stockholders may revoke their proxies if they wish by attending the meeting, revoking the proxy in writing and voting in person. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     At the meeting, the shares of Common Stock represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. Eight of the nine nominees are currently directors of the Company. Proxies cannot be voted at the annual meeting for more than nine persons, although additional nominations can be made by stockholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.


                                              PRINCIPAL OCCUPATION                     DIRECTOR
       NAME           AGE                    FOR THE PAST FIVE YEARS                    SINCE
- -------------------   ---    -------------------------------------------------------   --------
Brady J. Churches     35     President of the Company; former Executive Vice             1993
                             President -- Merchandising, Senior Vice
                             President -- Merchandising, and former Vice
                             President -- Merchandising of the Company.
Michael L. Glazer     46     President, The Bombay Company (retail home                  1991
                             furnishings); former Executive Vice President, The
                             Bombay Company; former Chairman and Chief Executive
                             Officer, Galaxy Network Corporation (consumer
                             electronics extended service plan marketing); former
                             Chairman and Chief Executive Officer, Platt Music
                             Corporation (operated leased consumer electronics de-
                             partments in department stores)
William G. Kelley     48     Chairman of the Board and Chief Executive Officer of        1990
                             the Company; former President and Chief Operating
                             Officer of C.V.N. Companies (television retail
                             shopping); former Executive Vice President and Board
                             Member, The Home Depot, Inc. (retail stores)
David T. Kollat       55     President and Founder, 22, Inc. (retail research and        1990
                             consulting)
Nathan P. Morton      45     President and Chief Executive officer, Open Environment     1990
                             Corporation (software development); former Chairman
                             and Chief Executive Officer, Comp USA (retail stores);
                             former Senior Vice President, The Home Depot, Inc.
                             (retail stores)
John L. Sisk          66     Retired, President and Chief Executive Officer,             1990
                             Herman's World of Sporting Goods (retail stores)
Dennis B. Tishkoff    51     President and Chief Executive Officer, Shoe Corporation     1991
                             of America, a division of J. Baker Shoe (retail
                             footwear); former Chairman, Tishkoff Enterprises, Inc.
                             (retail footwear)
William A. Wickham    49     President, Chief Executive Officer and owner, SBC           1992
                             Advertising (advertising and corporate communications
                             agency)
Sheldon M. Berman     53     Chairman, Macaroons, Inc. (consumer research and            New
                             marketing services); former Chairman, President and       Nominee
                             founder, Shelly Berman Communicators (retail marketing
                             and advertising)

- ---------------

     Five meetings of the Board of Directors were held during the Company's fiscal year ended January 29, 1994. Each director attended all of the meetings of the Board, and the committees on which he served, during the period for which he served as a director during the year.

     The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Messrs. Glazer, Sisk, and Wickham are the members of the Audit Committee, which monitors the activities of the Company's independent auditors and its internal audit functions. The Audit Committee met two times during the fiscal year ended January 29, 1994. Messrs. Glazer, Kollat, Sisk and Tishkoff are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee met five times during the fiscal year ended January 29, 1994. Messrs. Kelley, Kollat, Morton and Tishkoff are the members of the Nominating Committee, which is responsible for interviewing and nominating candidates for election as Directors of the Company. The Nominating Committee did not meet during the fiscal year ended January 29, 1994. The Nominating Committee will not consider nominees recommended by security holders.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kelley is also a director of National City Bank, Columbus, and Max & Erma's Restaurants, Inc. Mr. Kollat is also a director of The Limited, Inc., Cooker Restaurant Corp., Chalkline, Inc., Cost Plus, Inc., and Wolverine Worldwide, Inc.

     The Company customarily retains SBC Advertising for communications and advertising services. During fiscal year ended January 29, 1994, the Company paid fees in the amount of $2,738,057 to SBC Advertising.

     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, certain directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer of $18,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. During the fiscal year ended January 29, 1994, six directors (Messrs. Glazer, Kollat, Morton, Sisk, Tishkoff, and Wickham) were parties to such arrangements. In addition, such directors constitute Outside Directors and therefore receive stock option grants under the Director Stock Option Plan. Each of the six aforenamed directors received a grant of 5,000 stock options each pursuant to the said Director Stock Option Plan during fiscal 1993. (Please see Director Stock Option Plan.)

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of January 30, 1994, certain information with regard to the beneficial ownership of the Company's Common Stock by each holder of 5% of such stock, each director and nominee for director individually, each of the five executive officers named in the Summary Compensation Table, and all officers, directors and nominees for director of the Company as a group.

                                                                 AMOUNT AND         PERCENT OF
  TITLE OF              NAME OF BENEFICIAL OWNER            NATURE OF BENEFICIAL    OUTSTANDING
    CLASS                 OR IDENTITY OF GROUP                 OWNERSHIP (1)        SHARES (1)
- -------------   -----------------------------------------   --------------------    -----------
Common Stock    Sheldon M. Berman (2)                                 3,700                *
Common Stock    M. Steven Bromet                                     84,418                *
Common Stock    Brady J. Churches                                   194,308                *
Common Stock    Michael L. Glazer                                    10,000                *
Common Stock    William G. Kelley                                 1,237,985              2.7%
Common Stock    David T. Kollat                                      49,500                *
Common Stock    Nathan P. Morton                                     13,500                *
Common Stock    John L. Sisk                                         11,500                *
Common Stock    William B. Snow                                     176,400                *
Common Stock    Jerry D. Sommers                                     73,775                *
Common Stock    Dennis B. Tishkoff                                    6,745                *
Common Stock    William A. Wickham (3)                               53,000                *

                                                                 AMOUNT AND         PERCENT OF
  TITLE OF              NAME OF BENEFICIAL OWNER            NATURE OF BENEFICIAL    OUTSTANDING
    CLASS                 OR IDENTITY OF GROUP                 OWNERSHIP (1)        SHARES (1)
- -------------   -----------------------------------------   --------------------    -----------
Common Stock    The Capital Group (4)                             3,309,000              7.1%
Common Stock    Dietche & Field Advisors (5)                      2,387,000              5.1%
Common Stock    FMR Corp. (6)                                     6,041,000             13.0%
Common Stock    First Interstate Bank (7)                         2,395,000              5.1%
                All directors, nominees and officers as a
Common Stock    group (17 Persons)                                2,017,960              4.3%

- ---------------

* Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, other than The Capital Group (see note (4) below), Dietche & Field Advisors, Inc. (see note (5) below), FMR Corp. (see note (6) below) and First Interstate Bank (see note (7) below), respectively, have sole voting power and investment power with respect to all shares of Common Stock subject to the information contained in the footnotes to this table. The amounts described in the table include shares that may be acquired within 60 days under stock options exercisable within that period. Percentage ownership was based on 46,485,428 shares of Common Stock outstanding at January 30, 1994. Of the shares reported for Mr. Kelley, 1,224,301 are shares which may be acquired within 60 days pursuant to exercisable stock options. Of the shares reported for Messrs. Kollat, Morton, and Sisk, respectively, 11,000 are shares which may be acquired within 60 days pursuant to exercisable stock options. Of the shares reported for Messrs. Glazer and Tishkoff, respectively, 6,000 are shares which may be acquired within 60 days pursuant to exercisable stock options. Of the shares reported for Mr. Wickham, 1,000 are shares which may be acquired within 60 days pursuant to exercisable stock options. Of the shares reported for Messrs. Churches, Sommers and Bromet, 98,000 shares, 59,000 shares, and 81,000 shares, respectively, are shares which may be acquired within 60 days of this Proxy statement pursuant to exercisable stock options. Of the shares reported for all directors, nominees for director, and officers as a group, 1,740,301 are shares which may be acquired within 60 days pursuant to exercisable stock options.

(2) Includes 2,000 shares owned by Macaroons, Inc., and 300 shares owned by Judith Berman.

(3) Includes 52,000 shares which are owned by SBC Advertising, Inc.

(4) In a letter to the Company accompanying its Schedule 13G dated February 11, 1994, The Capital Group, Inc., stated that Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., exercised as of December 31, 1993, investment discretion with respect to 544,000 and 2,765,000 shares, respectively, or a combined total of 7.12% of outstanding stock which was owned by various institutional investors. In its Schedule 13G, The Capital Group reported sole voting power over 378,000 shares.

(5) In its Schedule 13G dated March 15, 1994, Dietche & Field Investment Advisors, Inc., reported that it held sole voting power only concerning the shares described in the table above.

(6) In a letter to the Company dated March 28, 1994, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of January 31, 1994, which number includes 6,006,600 shares (12.92% of the Common Stock at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section

    8 of the Investment Company Act; and 34,400 shares (0.07% of the Common Stock at that date) beneficially owned by Fidelity Management Trust Company in its capacity as trustee or managing agent for various private investment accounts, primarily employee benefit plans. Of the shares reported in the table above, FMR Corp. stated that it has the sole power to vote 5,600 shares, and the sole power to dispose of 6,041,000 shares.

(7) Denver Investment Advisors, Inc., is an SEC registered investment advisor, and a wholly owned subsidiary of First Interstate Bank of Denver, which is in turn a wholly owned subsidiary of First Interstate Bancorp. In a letter to the Company dated March 31, 1994, Denver Investment Advisors, Inc., stated that it has sole voting power over 1,516,400 shares and sole dispositive power over all of the shares reported in the table above.

     The address of the person shown in the table above as the beneficial owner of more than 5% of the Company's Common Stock is as follows: The Capital Group, Inc., 333 South Hope Street, Los Angeles, CA 90071; Dietche & Field Advisors, Inc., 437 Madison Avenue, New York, NY 10022; FMR Corp, 82 Devonshire Street, Boston, MA 02109; and First Interstate Bancorp, 633 West 5th Street, Los Angeles, CA 90071.

                                 PROPOSAL TWO:
        APPROVAL OF THE AMENDMENT OF THE CONSOLIDATED STORES CORPORATION
                      BYLAWS CREATING CLASSES OF DIRECTORS

     On June 8, 1993, the Board of Directors amended the Bylaws of the Company, subject to stockholder approval, creating three classes of directors of the Company, with each class having a three year term. The nominees in Proposal One are classified below in the manner proposed by the Board of Directors.

    CLASS ONE              CLASS TWO            CLASS THREE
- ------------------    -------------------    ------------------
Sheldon M. Berman     Brady J. Churches      Michael L. Glazer
John L. Sisk          Nathan P. Morton       William G. Kelley
Dennis B. Tishkoff    William A. Wickham     David T. Kollat

     For purposes of this election, nominees in Class One will serve for a one year term, and will be considered at the 1995 Annual Meeting of the Stockholders of the Company, and at three year intervals thereafter, for election to a three year term. Nominees in Class Two will serve for a two year term, and will be considered at the 1996 Annual Meeting of the Stockholders of the Company, and at three year intervals thereafter, for election to a three year term. Nominees in Class Three will serve for a three year term, and will be considered at the 1997 Annual Meeting of the Stockholders of the Company, and at three year intervals thereafter, for election to a three year term. In the event that a vacancy shall occur, the Board may appoint a successor, who shall finish the unfulfilled term of the vacancy within the corresponding class of directors.

     Under Delaware corporation law and the Bylaws of the Company, the affirmative vote of the holders of a majority of the shares of Common Stock present and voting on the measure is required to approve the By-law Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE BYLAW AMENDMENT.

                                PROPOSAL THREE:
                APPROVAL OF THE CONSOLIDATED STORES CORPORATION
                   KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

     As part of his employment agreement dated December 12, 1989, the Company established a bonus formula for the Chief Executive Officer ("CEO") of the Company, William G. Kelley, which provides a cash bonus award based directly on the earnings improvement of the Company at the end of each fiscal year (the "Existing Plan"). Until 1994, all cash payments made pursuant to the Existing Plan have been deductible by the Company for federal income tax purposes. However, as a result of recent changes in federal tax laws (specifically, the Omnibus Reconciliation Act of 1993 (the "Act")), some payments, if made under the Existing Plan to the Company's CEO in 1994 or subsequent years, would not be deductible by the Company and the Company would lose the tax benefits of such payments.

     In order that the Company might continue to provide incentive compensation to its CEO and retain the tax benefits associated therewith, on January 25, 1994, the Committee established, subject to stockholder approval, the 1994 Key Executive Incentive Compensation Plan (the "1994 Plan"), effective as of January 30, 1994. If the 1994 Plan is approved by stockholders and otherwise complies with the Act, this substitution of the 1994 Plan for the Existing Plan for the CEO will allow the Company to continue to avail itself of federal tax deductions with respect to certain payments made pursuant to the 1994 Plan which would not be available as deductions if paid under the Existing Plan.

     The Act added a new Section 162 (m) to the Internal Revenue Code of 1986, as amended, (the "Code") which no longer permits publicly held corporations, such as the Company to deduct as compensation "applicable employee remuneration" paid to "covered employees" to the extent that the remuneration paid to a "covered employee" exceeds $1 million for a taxable year. "Covered employees" is defined in the Code by reference to Securities and Exchange Commission rules governing disclosure of compensation paid to certain executive officers. As a result, "covered employees" for purposes of the Code is effectively defined to include a public company's chief executive officer and four most highly compensated officers (other than the chief executive officer) at the end of the corporation's fiscal year.

     In order that the Company may continue to deduct certain components of amounts paid to its CEO (the only employee impacted by the limitation impacting "covered employees" with total compensation exceeding $1 million), pursuant to new Section 162(m), such compensation (i) must be payable on account of the obtainment of one or more pre-established performance goals; (ii) the performance goals must be established by a compensation committee of the Board of Directors comprised solely of two or more outside directors, (iii) the material terms of the compensation and the performance goals must be disclosed to and approved by the stockholders before payments are made; and (iv) the compensation committee must certify that the performance goals have been satisfied before payment is actually made.

     The performance objectives or goals for the CEO pursuant to the 1994 Plan have been approved and adopted for the Company by the Committee, which is comprised solely of outside directors of the Company. These objectives or performance goals include specific targets for earnings growth and provide for awards based upon achieving these goals as set forth in a matrix established by the Committee. The 1994 Plan specifies that the award for the CEO be determined by multiplying the salary base by a fraction, the denominator of which is the planned increase in pre-tax income of the Company, which planned increase is established annually in advance by the Board of Directors, and the numerator of which is the amount of the actual increase in pre-tax income of the Company for the fiscal year in question, as determined from the Company's audited financial statements; provided, however, that if the resultant fraction is less than .50 no bonus is paid, and if the resultant fraction is more than 1.35 the maximum bonus is capped at 135% of the base salary. This award formula is the same as established under the Existing Plan in effect during 1993.

     If the 1994 Plan is approved by the Stockholders and the other conditions as set forth above are satisfied, payments made to the Company's CEO under the 1994 Plan will be ordinary income to the individual and will be deductible by the Company as compensation expense. Payments will be made in cash in the calendar year following performance.

     The Committee may amend the 1994 Plan or the performance criterion at any time; however, in doing so, the requirements of Section 162(m) must be met in order that payments made to the CEO thereunder remain eligible as deductible compensation expenses to the Company for federal tax purposes.

     The Committee continues to believe that incentive compensation is an important component of total compensation for its CEO. It views such compensation as the best method to promote the achievement of specified earnings growth. The Company has realized strong earnings growth in recent years, and sustaining such results year after year is an important goal to both the Company and its stockholders. This sustained growth is integrally linked to the Company's favorable market value to book value, which the Board of Directors believes to be important to all Company stockholders.

     Substitution of the 1994 Plan for the Existing Plan with respect to the Company's CEO will allow the Company to continue to deduct such payments under the new tax law, yet will not result in any additional benefit to Mr. Kelley than is already provided under the Existing Plan. Had the 1994 Plan been in place for fiscal year 1993, Mr. Kelley would have earned and received an award of $426,635, the same amount that he earned and received under the Existing Plan.

     Approval of the 1994 Plan requires the affirmative vote of the holders of the majority of outstanding shares of CONSOLIDATED STORES CORPORATION Common Stock.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE CONSOLIDATED STORES CORPORATION KEY EXECUTIVE INCENTIVE COMPENSATION PLAN.

                             EXECUTIVE COMPENSATION

            COMBINED REPORT OF THE COMPANY'S COMPENSATION COMMITTEE
                        AND THE CHIEF EXECUTIVE OFFICER

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four independent, non-employee directors. Messrs. Glazer, Kollat, Sisk and Tishkoff, respectively, comprised the Committee at the last fiscal year end, and continue to serve in that capacity.

     The Company believes that the key to its success in a very competitive business climate is the strong performance of its executive officers, particularly that of its Chief Executive Officer ("CEO"). Consequently, it believes that aggressive compensation incentives, both short term and long term, are essential to maximize stockholder value. The Company feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon the executive officer participating in the Company's performance through equity ownership, and through bonuses based upon the Company's pre-tax earnings. The basic compensation components for all executive officers, including the CEO, consist of salary, bonus, and stock options. In addition, all executive officers, including the CEO, are eligible to participate in the Company's 401(k) Savings Plan, Supplemental Savings Plan, Executive Medical Plan and Defined Benefit Pension Plan.

CEO COMPENSATION

     As a means of evaluating the compensation package for its CEO, William G. Kelley, the Company analyzed the 1992 data reflected in proxy statements of fifteen retailers, namely, Circuit City, The Gap, 50 Off, Value City, Home Depot, Staples, Dayton Hudson, Walmart, Toys "R" Us, Caldor, MacFrugal's, Tuesday Morning, Pier 1 Imports, TJX Companies, and Office Depot (the "Comparison Group"). The Committee believes these fifteen retailers represent a fair sampling of competitors for purposes of comparing CEO compensation packages. By comparison, during the same period Mr. Kelley received a lower salary and higher bonus than the average for CEOs in the Comparison Group. He received no restricted stock (in contrast to a substantial average award among five of the companies in the group that made such awards), yet he was awarded substantially more shares in the form of stock purchase options (granted during the most recent three fiscal years) than the average for CEOs in the Comparison Group. However, the comparison of stock option awards must be considered in light of the Committee's desire to create, in a short time period, a 5% equity incentive for Mr. Kelley. Please see "CEO Equity Incentives", below. Overall, Mr. Kelley's compensation is consistent with the Committee's view that executive officer salary compensation should be at or somewhat below market levels, with emphasis placed upon incentive compensation tied to Company performance. The Committee believes that the incentive created by this compensation package is important to the Company's short term and long term growth, especially as the Company continues to seek new ways in which to expand its market niche. The individual components of Mr. Kelley's compensation are discussed below.

CEO SALARY

     Mr. Kelley's salary was originally set by his employment agreement dated December 12, 1989. The employment agreement does not provide for automatic salary or equity increases, leaving such decisions to the discretion of the Committee. Typically, Mr. Kelley has been limited to a 5% salary increase each year, consistent with salary increases of other executive officers. However, the Committee has chosen not to adopt any specific schedule of salary increase, and for fiscal year 1993 awarded Mr. Kelley a 20% salary increase. Generally, the Committee looks to factors such as the Company's planned and actual increase in pre-tax income, market performance of its Common Stock, and business growth, in determining the amount of salary increase or stock options, if any, to be awarded in any fiscal year. However, the Committee does not specifically weight such factors in advance. Such decisions are subjectively made, and are not formally tied to objective performance criteria.

CEO BONUS

     Mr. Kelley's bonus is determined strictly in accordance with the formula and criteria stated in his employment agreement. Specifically, the bonus is determined by multiplying the salary base by a fraction, the denominator of which is the planned increase in pre-tax income of the Company, which planned increase is established annually in advance by the Board of Directors, and the numerator of which is the amount of the actual increase in pre-tax income of the Company for the fiscal year in question, as determined from the Company's audited financial statements; provided, however, that if the resultant fraction is less than .50 no bonus is paid, and if the resultant fraction is more than
1.35 the maximum bonus is capped at 135% of the base salary. This formula has not changed since December, 1989. The amount of compensation changes based upon the percentage of planned increase in earnings achieved, and based upon Mr. Kelley's then current salary level.

CEO EQUITY INCENTIVES

     The Committee makes it a priority for the Chief Executive Officer to have an equity interest in the Company equal to approximately 5% of the Company's outstanding Common Stock, in addition to any personal holdings he may have in the Company as the result of market purchases and retirement plan participation. In February 1994, Mr. Kelley was granted stock purchase options for 250,000 shares, raising Mr. Kelley's equity interest to the desired 5% level. Consequently, Mr. Kelley's stock option grants during the most recent three fiscal years have artificially outpaced those received by CEOs in the Comparison Group. Mr. Kelley's stock purchase options have an exercise price equal to the market value of the Company's Common Stock at the date each option is granted. Initially the Committee granted options that would become exercisable ("vest") over 3 years. Subsequent grants have had increasingly longer vesting periods, with the most recent grants being 5 years. Options vest by passage of time during employment and not by accomplishment of performance criteria. The 5% level was achieved in increments through annual awards. The amount of 5%, and the amount of each increment, were subjectively determined by the Committee.
The Committee believes this approach promotes commonality of interest between the CEO and the Company's stockholders, and adds a long term performance perspective to his total compensation package by basing a significant portion of his compensation upon the future performance of the Company's Common Stock. This is particularly important while the Company seeks high levels of growth.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     To evaluate the compensation package for its executive officers other than the CEO, the Company also looked to the results of its analysis of the Comparison Group proxy statements. Please see "CEO Compensation", above. By comparison, the Company's President, Brady J. Churches, has a lower salary, somewhat higher bonus, and more shares subject to stock purchase options, than the group average. The Company's Executive Vice President -- Merchandising, Jerry D. Sommers, has a higher salary, lower bonus, and more shares subject to stock purchase options, than the group average. The Company's Chief Financial Officer, William B. Snow, has the same salary, lower bonus, and fewer shares subject to stock purchase options, than the group average. No comparison could be made concerning the Company's Senior Vice President -- Human Resources and Information Services, M. Steven Bromet, due to the unique characteristics of his position. The calculation of average shares subject to stock purchase options for the group in the foregoing comparison includes only those companies within the group that awarded stock options to the comparable position within the three year period. As with the CEO compensation, the overall compensation is consistent with the Committee's view that executive officer salary compensation should be at or somewhat below market levels, and that the package should contain significant incentive compensation tied to Company performance. The individual components of compensation for executive officers other than the CEO are discussed below.

NON-CEO SALARY

     The salary component for executive officers other than the CEO is initially based upon industry data for comparable positions, as adjusted to reflect the relative level of experience and expertise of the individual. The industry data used to gauge the initial salary is gathered informally as needed from industry publications and, where necessary, from telephone surveys conducted by the Company. Where the position is unique to companies included in the Standard & Poor's Retail Stores Index, the Company collects industry data reflective of companies within that industry group that are of similar size to the Company. However, where the position being filled is common to many industry groups, the Company collects industry data that more comprehensively reflects salaries of such executive officers in similarly sized companies in or around Columbus, Ohio, where the Company's principal operating subsidiary is located. Typically, salary for these executive officers starts at or below the average market salary for comparable positions. Once the initial salary is established based upon industry data, the salary is not adjusted relative to comparable positions outside the Company unless it otherwise suspects that the salary for a particular position is becoming significantly below market. Based upon the Company's analysis of the 1993 Retail Management Compensation Study performed by Management Compensation Services ("MCS"), salaries for those executive officer positions of the Company covered by the survey, other than those named in the Summary Compensation Table, are generally at or near the average for similar positions of the companies surveyed. The analysis of the study by MCS consisted of 1992 salaries paid for similar positions at 52 surveyed retailers. The salary is adjusted annually only to reflect growth in the individual's performance, as well as the individual's relative contribution to the overall performance of the Company. Salary adjustments are subjectively determined, and are not formally tied to Company performance. However, it is the Committee's view that executive officer salary compensation should be at or below market levels, where possible, so as to allow for incentive compensation tied to Company performance.


NON-CEO BONUS

     The bonus component for these executive officers is a maximum (or "target") percentage of salary that is set by position level at the beginning of each fiscal year. The amount of the basic percentage is subjectively determined. The Committee believes that a significant portion of the total compensation of the executive officers should be bonus tied to Company earnings, and has minimized salary increases for this purpose. Bonus is earned and paid only to the extent that the Company has met its planned earnings per share for the fiscal year as set at the beginning of that fiscal year by the Board of Directors. If the Company earns less than 80% of the earnings per share planned for that fiscal year, then no bonus is earned or paid. If the Company earns 80% or more (but less than 100%) of the planned earnings per share, a prorated bonus is earned and paid. No amount greater than the target bonus can be earned by or paid to executive officers other than the CEO, even if the Company's earnings exceed that planned for the fiscal year.


NON-CEO EQUITY INCENTIVES

     The equity participation component for these executive officers consists of stock purchase options. The Committee has not established a goal for an amount of equity held by its executive officers other than the CEO. Stock purchase options are granted at the discretion of the Committee, usually only once per year, in an amount determined by position and performance. As a general rule, a number of shares per option grant is set in advance by position. Actual grants are determined subjectively, based upon perception of the individual's performance. When granted, stock purchase options are issued with an exercise price equal to the current market value of the Company's Common Stock as of the date the option is granted. Options typically vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Committee considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision. The Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of executive officer compensation upon the future performance of the Company's Common Stock.

RESTRICTED STOCK PLAN

     In addition to the above, the Committee has the discretion to grant shares of Company Common Stock to executive officers pursuant to its Restricted Stock Plan (please see "Restricted Stock Plan" below). Since September, 1988, the Committee has maintained a policy of making no grants under the Restricted Stock Plan. The Committee intends to continue with this policy until such time as it identifies a purpose for granting such shares. If such a purpose is identified, the Committee desires that specific objective criteria be established as a basis for such grants. However, it is within the Committee's power to grant shares under the Restricted Stock Plan at any time in a purely subjective manner.


DEDUCTIBILITY OF COMPENSATION OVER $1 MILLION
During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company's five highest paid officers beginning in 1994. Based on the preliminary regulations issued by the Internal Revenue Service to implement the Act, the Company has taken the necessary actions to ensure the deductibility of payments under the bonus plan, including submitting the bonus plan for stockholder approval pursuant to Proposal Three, above. Upon issuance of final regulations, further actions will be taken to the extent necessary and possible to maintain the deductibility of payments under the plan.

THE COMPENSATION COMMITTEE                  William G. Kelley
OF THE BOARD OF DIRECTORS                   Chairman and CEO
Michael L. Glazer, Chairman                 (Not A Member Of The
David T. Kollat                             Compensation Committee)
John L. Sisk
Dennis B. Tishkoff

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for fiscal years 1993, 1992, and 1991.

                                                                                             LONG-TERM COMPENSATION
                                                                                       ----------------------------------
                                                                                               AWARDS              LONG-
                                                                                       ----------------------      TERM
                                                     ANNUAL COMPENSATION               RESTRICTED      STOCK      INCENTIVE
                                            --------------------------------------       STOCK        OPTIONS     PAYOUTS
       NAME AND POSITION           YEAR     SALARY ($)     BONUS ($)     OTHER ($)     AWARDS ($)     (#)(D)        ($)
- -------------------------------    ----     ----------     ---------     ---------     ----------     -------     -------
William G. Kelley, Chairman        1993       562,275       426,635       223,354(a)        --        250,000        --
    of the Board and               1992       468,563       632,559       173,096(b)        --             --        --
    Chief Executive Officer        1991       446,250       602,437       233,576(c)        --        935,752        --
Brady J. Churches, President       1993       309,615       249,375        15,299           --        120,000        --
                                   1992       250,000       125,000        12,152           --         50,000        --
                                   1991       198,998        75,000        12,036           --             --        --
William B. Snow, Executive         1993       240,731        57,174        17,917           --             --        --
    Vice President and Chief       1992       229,268        34,390        20,972           --             --        --
    Financial Officer              1991       218,350        32,753        25,483           --             --        --
Jerry D. Sommers, Executive        1993       208,462       109,250         7,481           --         70,000        --
    Vice President,                1992       159,367        27,889         6,600           --         10,000        --
    Merchandising                  1991       151,778        30,356         8,769           --             --        --
M. Steven Bromet, Sr. Vice         1993       173,250        41,147        10,162           --         10,000        --
    President, Inform. Services    1992       157,500        23,625        12,076           --         15,000        --
    and Human Resources            1991       149,319        22,500        15,389           --             --        --


                                  ALL OTHER
                                 COMPENSATION
       NAME AND POSITION             ($)
- -------------------------------  ------------
William G. Kelley, Chairman           6,266(e)
    of the Board and                  4,364(e)
    Chief Executive Officer           4,208(e)
Brady J. Churches, President          6,266(e)
                                      4,364(e)
                                      1,050(e)
William B. Snow, Executive          475,323(f)
    Vice President and Chief         70,000(f)
    Financial Officer                45,000(f)
Jerry D. Sommers, Executive           5,999(e)
    Vice President,                   4,364(e)
    Merchandising                     1,245(e)
M. Steven Bromet, Sr. Vice            5,783(e)
    President, Inform. Services       4,364(e)
    and Human Resources               4,238(e)

(a) Includes $171,124 of income tax adjustments, as authorized by the Board of Directors, associated with Mr. Kelley's relocation and $29,348 of interest foregone by the Company on a $450,000 second mortgage loan to Mr. Kelley in 1991 concerning his residence. The mortgage loan was made in connection with relocation assistance provided in Mr. Kelley's employment agreement, is payable on demand, and is secured by a second mortgage.

(b) Includes a $113,051 expenditure for personal security measures added to Mr. Kelley's residence as authorized by the Board of Directors and $27,997 of interest foregone by the Company associated with the second mortgage loan more fully described in (1) above.

(c) Includes $191,591 for expenses related to relocation and $19,361 of interest foregone by the Company associated with the second mortgage loan more fully described in (1) above.

(d) Non-qualified options granted pursuant to The Executive Stock Option and Stock Appreciation Rights Plan.
(e) Company matching contribution to the Consolidated Stores Corporation Savings Plan (401K) and/or Consolidated Stores Corporation Supplemental Savings Plan.
(f) Reflects $92,500, $70,000, and $45,000 in fiscal 1993, 1992, and 1991, respectively, for earnings on a restricted stock grant made in fiscal 1988. Additionally, 1993 includes a distribution of $382,823 in connection with the termination of Mr. Snow's supplemental pension agreement.

     In December, 1989, the Company entered into an employment agreement with William G. Kelley for an indefinite term. The agreement provides for an annual base salary, as increased by the Board of Directors for fiscal year ending January 28, 1995, of $590,389, and an annual bonus of up to a maximum of $797,025 based upon a percentage of progress of the Company toward certain planned goals during the year as established by the Board of Directors. The agreement also provides that if there occurs an effective change of control of the Company (as defined in the agreement), Mr. Kelley shall be entitled to terminate his employment within one year, and upon such termination shall become entitled to receive a sum in the amount of up to $590,389, plus a bonus, if any, for the fiscal year in which the termination occurs, as well as an additional amount necessary to hold Mr. Kelley harmless from the effects of Sections 280G and 4999, respectively, of the Internal Revenue

Code of 1986, as amended (please see "Executive Severance Agreements"), which Sections could subject the payments to excise tax liability, and shall be reimbursed by the Company for any excise tax liability incurred by receiving such amount. Mr. Kelley's employment agreement requires that he devote his full business time to the business of the Company and prohibits him from competing with the Company's business during his employment and for a two-year period after termination of his employment.

     In February, 1994, the Company entered into an employment agreement with each of Brady J. Churches and Jerry D. Sommers, respectively, for an indefinite term. The agreements respectively provide, for fiscal year ending January 28, 1995, an annual base salary of $400,000 for Mr. Churches, and of $300,000 for Mr. Sommers. The agreements also provide for an annual bonus of up to a maximum of $300,000 for Mr. Churches, and of $150,000 for Mr. Sommers, based upon a percentage of progress of the Company toward certain planned goals during the year as established by the Board of Directors. The agreements provide that if there occurs an effective change of control of the Company (as defined in the agreement), Messrs. Churches and Sommers, respectively, shall be entitled to terminate their respective employment within one year, and upon such termination shall become entitled to receive a sum in the amount of up to $800,000 for Mr. Churches, and up to $600,000 for Mr. Sommers, plus a prorated bonus, if any was earned, for the fiscal year in which the termination occurs, as well as an additional amount necessary to hold each of them harmless from the effects of Sections 280G and 4999, respectively, of the Internal Revenue Code of 1986, as amended (please see "Executive Severance Agreements"), which Sections could subject the payments to excise tax liability, and shall be reimbursed by the Company for any excise tax liability incurred by receiving such amount. The agreements require Messrs. Churches and Sommers to respectively devote their full business time to the business of the Company and prohibits them from competing with the Company's business during their employment and for a two-year period after termination of their employment.

     Pursuant to The Executive Stock Option and Stock Appreciation Rights Plan, nonqualified stock options were granted by the Compensation Committee on shares of Company Common Stock to the individuals named in the Summary Compensation Table, to Executive Officers of the Company, and to other associates of the Company. The following tables reflect the (i) number and value of options granted in fiscal 1993 to the individuals named in the Summary Compensation Table; and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at January 29, 1993 for those named individuals.

     Pursuant to The Executive Stock Option and Stock Appreciation Rights Plan Nonqualified Stock Options were granted by the Compensation Committee on shares of Company Common Stock to the individuals' names in the Summary Compensation Table. to Executive Officers of the Company, and to other associates of the Company. The following tables reflect the (i) number and value of options granted in fiscal 1993 to the individuals named in the Summary Compensation Table; and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at January 29, 1994 for those named individuals.


                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                   POTENTIAL REALIZED
                                               INDIVIDUAL GRANTS (A)                                    VALUE AT
                         ------------------------------------------------------------------          ASSUMED ANNUAL
                                      PCT. OF TOTAL                                                  RATES OF STOCK
                                         OPTIONS                                                 PRICE APPRECIATION FOR
                                       GRANTED TO                                                    OPTION TERM (C)
                         OPTIONS      EMPLOYEES IN       EXERCISE PRICE       EXPIRATION        -------------------------
         NAME            GRANTED     FISCAL YEAR (B)       PER SHARE             DATE               5%            10%
- -----------------------  -------     ---------------     --------------     ---------------     ----------     ----------
William B. Kelley        250,000           36.8%            $ 18.500            Feb. 2003       $2,908,638     $7,371,059
Brady J. Churches         20,000            2.9%            $ 16.125           April 2003       $  202,819     $  513,982
Brady J. Churches        100,000           14.7%            $ 17.250            Aug. 2003       $1,084,843     $2,749,206
William B. Snow               --             --                   --                   --               --             --
Jerry D. Sommers          20,000            2.9%            $ 16.125           April 2003       $  202,819     $  513,982
Jerry D. Sommers          50,000            7.4%            $ 17.250            Aug. 2003       $  542,422     $1,374,603
M. Steven Bromet          10,000            1.5%            $ 16.125            Feb. 2003       $  101,409     $  256,991

- ---------------

(a) Material terms of the options granted include 5 year vesting at 20% per year on each succeeding anniversary of the grant date, continuous employment with the Company through at least the 90th day prior to any exercise, employment with the Company as a condition of vesting, and non-transferability of the stock options.

(b) Based on 678,000 non-qualified options granted to all associates in fiscal 1993 pursuant to the Executive Stock Option and Stock Appreciation Rights Plan.

(c) Assumes a respective 5% or 10% annualized appreciation in the underlying Common Stock price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the Company's Common Stock at a future date.



               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES
                                                                   UNEXERCISED OPTIONS AT JANUARY 28, 1994
                                                       ---------------------------------------------------------------
                       NUMBER OF                                                         VALUE OF IN-THE-MONEY OPTIONS
                        SHARES                               NUMBER OF OPTIONS                        (B)
                      ACQUIRED ON        VALUE         -----------------------------     -----------------------------
       NAME            EXERCISE       REALIZED (A)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------    -----------     ------------     -----------     -------------     -----------     -------------
William G. Kelley            --                --       1,074,301        1,011,451       $14,799,784      $ 8,280,921
Brady J. Churches            --                --          76,000          194,000       $ 1,121,000      $   937,500
William B. Snow         120,000        $1,770,713         134,000            6,000       $ 2,221,750      $    90,750
Jerry D. Sommers             --                --          53,000           90,000       $   946,625      $   352,000
M. Steven Bromet             --                --          63,000           62,000       $   983,625      $   710,750

(a) Difference of the sales price on the dates of exercise and the option exercise price.

(b) Based on the fair market value ($18.75) of Consolidated Stores Corporation Common Stock at January 29, 1994 minus the aggregate exercise prices.


COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Consolidated Stores Corporation, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Index.


              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (A)
                                 CONSOLIDATED
      MEASUREMENT PERIOD          STORES COR-                     S&P RETAIL
    (FISCAL YEAR COVERED)          PORATION         S&P 500         STORES
1989                                    100.00          100.00          100.00
1990                                     28.81          114.84          114.46
1991                                     49.15          134.75          124.07
1992                                    176.27          188.28          152.22
1993                                    232.20          224.74          168.33
1994                                    245.76          216.61          190.00

(a) Assumes $100 invested on January 31, 1989 in Consolidated Stores Corporation Common Stock compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.



COMPENSATION PLANS AND ARRANGEMENTS

     STOCK OPTION PLANS. The Company maintains two stock option plans. The Executive Stock Option and Stock Appreciation Rights Plan (the "Executive Stock Option Plan") is a grant/award plan that covers fulltime employees of the Company. The Director Stock Option Plan is a formula plan that covers only non-employee Directors of the Company.

     EXECUTIVE STOCK OPTION PLAN. All of the executive officers of the Company are eligible to participate in the Executive Stock Option Plan. The purposes of the Executive Stock Option Plan are to promote the growth and profitability of the Company by increasing the personal participation of fulltime employees in the continued growth and financial success of the Company, to enable the Company to attract, retain and motivate fulltime employees of outstanding competence and to provide such employees with an equity opportunity in the Company. Some of the options granted under the Executive Stock Option Plan may be intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code, and Treasury Regulations promulgated thereunder. If an option does not qualify as an incentive stock option, it is treated as a "nonqualified stock option". The total number of shares of stock delivered pursuant to the Executive Stock Option Plan may not exceed 6,800,000 in the aggregate, subject to adjustment for stock dividends, stock splits and certain other changes in the Company's capitalization.

     The Executive Stock Option Plan is administered by the Compensation Committee, a committee of at least three disinterested Board members appointed by the Board. No current member of the Compensation Committee is an employee of the Company. Any fulltime employee of the Company or any of its subsidiary corporations, except for members of the Compensation Committee, is eligible to participate in the Executive Stock Option Plan. The approximate number of persons qualified to participate in the Executive Stock Option Plan is 5,300. The Committee designates employees to whom incentive or nonqualified stock options are to be granted and specifies the number of shares subject to each grant. The price per share of stock purchased by the exercise of any incentive or nonqualified stock option granted under the Executive Stock Option Plan (the "option price") is, in the discretion of the Committee, equal to or greater than the fair market value per share of such stock at the time such option is granted. Though the Executive Stock Option Plan allows Incentive Stock Options to be granted, all currently outstanding options are nonqualified options, and the Committee expects to continue to grant only nonqualified options absent further changes in the tax laws.

     The Committee has the discretion to grant stock appreciation rights ("SARs") in connection with options to purchase shares of Common Stock on such terms and conditions as it deems appropriate in accordance with the Executive Stock Option Plan. An SAR allows a participant to surrender an option or portion thereof and to receive payment from the Company in an amount equal to the excess of the aggregate fair market value of the shares of Common Stock with respect to which the option is surrendered over the aggregate option price of such shares. The Committee has not granted any SAR as of the date hereof.

     The Board may alter, amend or terminate the Executive Stock Option Plan from time to time. No stock option granted to an optionee under the Executive Stock Option Plan is transferable by him or otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during his lifetime only by him. No amendment which alters the terms or provisions of any incentive or nonqualified option granted before such amendment may be made without the consent of the person to whom it is granted or the holder currently entitled to exercise it. The Executive Stock Option Plan terminates on April 29, 1995. Any stock option outstanding at the termination date will remain outstanding until it has either expired or been exercised.


     DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. Neither the Board of Directors, nor the Compensation Committee exercise any discretion in administering the plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board of Directors, but not more frequently than once in any six month period. Under the current formula, each of the Outside Directors who are not otherwise ineligible shall be granted annually stock options for the purchase of 5,000 shares of the Company's Common Stock, for an exercise price equal to 100% of the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting of Stockholders.


     Options granted under the Director Stock Option Plan subsequent to such date will become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option will become exercisable for up to 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary, respectively. Options granted will automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise he was a director of the Company.

     Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

     RESTRICTED STOCK PLAN. All of the executive officers and directors and other key employees of the Company are eligible to participate in the Company's 1987 Restricted Stock Plan (the "Restricted Stock Plan"). At the date hereof, approximately 50 persons are eligible to receive awards, and no awards are outstanding as of the date hereof.


     The Restricted Stock Plan provides generally that an employee or director to whom an award of shares of Common Stock has been made under the Restricted Stock Plan shall not receive or be immediately vested in the shares of Common Stock awarded, but shall receive and become vested in such shares of Common Stock at such time or times as specified by the Board of Directors and set forth in the written agreement evidencing the award. Shares awarded that are not vested may not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law, and shares awarded must be forfeited to the Company in the event the recipient ceases to be an employee.

     Vesting of any shares awarded under the Restricted Stock Plan becomes accelerated automatically upon consummation of any event that results in a Change in Effective Control of the Company. As used in the Restricted Stock Plan, "Change in Effective Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or (iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation).


     The Restricted Stock Plan is administered by the Board of Directors of the Company, which selects the employees and directors to whom awards will be granted, the number of shares to be awarded to each, and the vesting schedule and other terms of each award. The number of shares of Common Stock awarded pursuant to the Restricted Stock Plan may not exceed 500,000 in the aggregate, subject to adjustment as described above. The Board of Directors may adjust the number and kind of shares of Common Stock available for distribution and subject to vesting, in order to prevent dilution or enlargement of rights in the event of a change in the number or kind of outstanding shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company.


     PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a Plan year prior to salary reductions pursuant to Sections 401(k)
or 125, respectively, of the Internal Revenue Code of 1986, as amended, including bonuses, incentive compensation, stock options, severance pay, disability payments and other forms of irregular payments.

     The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan.

   FINAL                      YEARS OF SERVICE
  AVERAGE        -------------------------------------------
COMPENSATION       10          15          20          25
- ------------     -------     -------     -------     -------
  $100,000       $10,000     $15,000     $20,000     $25,000
  $125,000       $12,500     $18,750     $25,000     $31,250
  $150,000       $15,000     $22,500     $30,000     $37,500
  $175,000       $17,500     $26,250     $35,000     $43,750
  $200,000       $20,000     $30,000     $40,000     $50,000
  $225,000       $21,922     $32,884     $43,845     $54,806

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At January 1, 1994, the maximum final five year average compensation is $219,224. At January 1, 1994 Mr. Kelley had 3 years of credited service, Mr. Churches had 15 years, Mr. Sommers had 9 years, Mr. Snow had 8 years, and Mr. Bromet had 5 years.

     SAVINGS PLAN. All of the executive officers referred to in the cash compensation table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Consolidated Stores Corporation Savings Plan (the "Savings Plan"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a Company Stock Fund which is invested solely in Common Stock of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 1% of salary contributed, 75% for the second 1% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched. Employee Matching Contributions will always be made in the form of Common Stock of the Company.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after his 65th birthday, (b) on account of disability, or (c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan ("Supplemental Savings Plan") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company.


     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Consolidated Stores Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefits plan which reimburses participants for medical costs incurred but not covered by the Consolidated Stores Associate Benefits Plan, up to an annual maximum reimbursement of $10,000 per participant. Amounts received by participants are treated as taxable income. Amounts received by the five individuals named in the cash compensation table, and by all participating executive officers as a group, respectively, are included in the amounts reflected in the values of personal benefits received by such individuals and executive officers as a group.


     EXECUTIVE SEVERANCE AGREEMENTS. On April 18, 1989, the Board of Directors of the Company authorized the Company to enter into Executive Severance Agreements with certain of its key officers and employees (currently 22 persons). The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days' notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements), the employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the employee resigns because of a material change in the circumstances of his employment. The agreements provide for the following severance benefits: (i) for certain officers (including Messrs. Bromet, Churches, Sommers and Snow) and key employees of the Company, a lump-sum payment equal to 200% of the employee's then-current annual salary; or (ii) for other officers and key employees of the Company, a lump-sum payment equal to 100% of the employee's then-current annual salary. Mr. Kelley is not a party to such an agreement, but has similar provisions contained in his employment agreement permitting a severance benefit of 100% of his then current annual salary. In addition, the Executive Stock Option Plan and the Restricted Stock Plan each provide for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see "Stock Option Plans" table, and "Restricted Stock Plan", above). The employee will also become entitled to reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his agreement. In addition, to the extent that payments to the employee pursuant to this agreement (together with any other amounts received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Based on compensation levels as of January 29, 1994, the aggregate cash benefit (including the estimated Tax Gross-Up Amount based on severance payment and accelerated vesting of stock options, but not including legal fees) under the agreements would be as follows: Mr. Kelley, $5,730,200; Mr. Churches, $1,856,614; Mr. Sommers, $970,827; Mr. Snow, $481,462; Mr. Bromet, $1,212,164; all executive officers as a group $11,309,022; and all persons who are parties to an Agreement as a group, $12,841,797. In addition to the cash benefit, each of the foregoing would receive immediate vesting of all unvested stock options and restricted stock, which at January 29, 1994, would have been valued at $8,280,921; $937,750; $710,750; $90,750; $352,000; $11,174,182 and $12,447,939, respectively.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche to be the independent auditors of the Company and its subsidiaries for the fiscal year ending January 28, 1995. Deloitte & Touche acted as the Company's independent auditors for fiscal years ended January 29, 1994, and January 30, 1993. A representative of Deloitte & Touche will be in attendance at the Annual Meeting of Stockholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 1995 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than January 9, 1995. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated at $8,000 plus reasonable out-of-pocket expenses.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One, and to vote in favor of Proposals Two and Three, respectively.

     The presence of any stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised, by a later appointment received by the secretary of the meeting or by giving notice of a revocation to the secretary of the meeting in writing or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

     By order of the Board of Directors.

May 9, 1994
                                         Albert J. Bell,
                                         Senior Vice President,
                                         General Counsel and Secretary

                            CONSOLIDATED STORES CORPORATION

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE JUNE 7, 1994 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned hereby appoints William G. Kelley, William B. Snow and Albert J. Bell, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Consolidated Stores Corporation, to be held at 300 Phillipi Road, Columbus, Ohio, at 3:00 P.M. (local time) on June 7, 1994, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

       1. ELECTION OF DIRECTORS

            FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)  / /           to vote for all nominees listed below  / /

       Michael L. Glazer, William G. Kelley, David T. Kollat, Nathan P. Morton,
        John L. Sisk, Brady J. Churches, Dennis B. Tishkoff, William A. Wickham
                                and Sheldon M. Berman.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -------------------------------------------------------------------------

       2. PROPOSAL TO APPROVE THE AMENDMENT TO THE CONSOLIDATED STORES CORPORATION BYLAWS CREATING THREE CLASSES OF DIRECTORS WITH STAGGERED THREE YEAR TERMS.
                                           FOR / /    AGAINST / /    ABSTAIN / /

              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

       3. PROPOSAL TO APPROVE THE CONSOLIDATED STORES CORPORATION KEY EXECUTIVE INCENTIVE PLAN.
                                           FOR / /    AGAINST / /    ABSTAIN / /

       4. In their discretion, to vote upon such other business as may properly come before the meeting.

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT ALL NOMINEES AS DESCRIBED IN ITEM 1 ABOVE AND FOR PROPOSALS 2 AND 3, RESPECTIVELY.
                                                   Date:_________________, 1994

                                                   -----------------------------

                                                   -----------------------------
                                                          Signature(s) of
                                                          Stockholder(s)

                                                   PLEASE SIGN AS YOUR NAME OR
                                                   NAMES APPEAR HEREON. WHEN
                                                   SIGNING AS ATTORNEY,
                                                   EXECUTOR, ADMINISTRATOR,
                                                   TRUSTEE OR GUARDIAN, PLEASE
                                                   GIVE YOUR FULL TITLE. IF A
                                                   CORPORATION, PLEASE SIGN IN
                                                   FULL CORPORATE NAME BY
                                                   PRESIDENT OR OTHER AUTHORIZED
                                                   OFFICER. IF A PARTNERSHIP,
                                                   PLEASE SIGN IN PARTNERSHIP
                                                   NAME BY AN AUTHORIZED PERSON.

                                   Proxy Card